Exhibit 99.1

VIASPACE FILES PATENT ON USE OF INFRARED DETECTION TO DETECT CONCEALED EXPLOSIVES

PASADENA, CA,— October 3, 2006—VIASPACE Inc. (OTCBB: VSPC), a company dedicated to commercializing proven technologies from NASA and the US Department of Defense, today has filed a patent application on its concealed explosive device detection technology with the U.S. Patent and Trademark Office. The patent adds to previously filed VIASPACE patents on detecting items concealed under clothing.

The applications of the VIASPACE technology are directed at the homeland security and defense markets, but can also be applied to commercial applications to detect theft and pilferage. Defense applications include suicide bomber detection at distances up to 300 feet away. Homeland security applications include scanning entrances to critical infrastructure such as government buildings and nuclear power plants; transportation facilities including airports, docks and subway entrances; border crossings; and other high traffic locations such as sporting events, concerts and public gatherings.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.